EXHIBIT 10.10

RESOURCE SHARING AGREEMENT

This Resource Sharing Agreement (the “Agreement”) is made as of January 29, 2009 (the “Effective Date”), by and between salesforce.com, inc. (“SFDC”), a Delaware corporation, having its principal place of business at The Landmark @ One Market, Suite 300, San Francisco, California 94105, salesforce.com foundation (the “Foundation”), a California nonprofit public benefit corporation, having its principal place of business at The Landmark @ One Market, Suite 300, San Francisco, California 94105, and salesforce.org (the “Enterprise”), a California nonprofit public benefit corporation, having its principal place of business at The Landmark @ One Market, Suite 300, San Francisco, California 94105 (each individually, a “Party,” and collectively, the “Parties”).

RECITALS

A.	The Foundation is a non-profit entity, exempt from income tax under Internal Revenue Code §501(c)(3) and corresponding provisions of state law, and is classified as a public charity under Internal Revenue Code §509(a)(1).

B.	The Enterprise is a non-profit entity, exempt from income tax under Internal Revenue Code §501(c)(4) and corresponding provisions of state law.

C.	SFDC, and its employees, are the primary contributor to the Foundation. SFDC provides certain office space, furniture, equipment, facilities, services and other resources (collectively, the “Resources”) to the Foundation.

D.	SFDC is the primary contributor to the Enterprise through the Reseller Agreement of even date herewith between SFDC and the Enterprise. SFDC also provides Resources to the Enterprise.

E.	The Foundation and the Enterprise expect to share Resources in the course of their activities.

F.	The Parties desire to enter into a contractual relationship regarding their relationship, including their sharing of the Resources within the United States, it being understood that the Parties or their affiliates have entered or will enter into separate contractual relationships regarding their respective relationships, including their sharing of resources, in other countries and/or regions.

NOW, THEREFORE, the Parties agree as follows:

1. Employees. To the extent feasible, each Party shall hire, compensate, supervise, discipline, and discharge its own full-time and part-time employees, who shall be under the sole control and ultimate supervision of its own board of directors. Part-time employees of any Party may also be part-time employees of another Party. Full-time employees of SFDC may from time to time perform services for the Foundation or the Enterprise. Neither the Foundation nor the Enterprise shall be required to reimburse SFDC for such services.

2. Office Space. SFDC leases office space at The Landmark @ One Market, San Francisco, California 94105 (the “Premises”), portions of which SFDC has assigned, and shall continue to assign, to the Foundation and the Enterprise for their direct use (the “Dedicated Space”). In addition to their use of the Dedicated Space, the Foundation and the Enterprise also make use of a proportionate share of common space within the Premises (the “Shared Common Space”). However, for tax and accounting purposes, the fair share of the rent specified in SFDC’s lease agreement for use of the Premises by the Foundation and the Enterprise shall be calculated, from time to time, at SFDC’s discretion, by multiplying SFDC’s total rental obligation by a fraction whose numerator is the number of Foundation and Enterprise personnel generally making use of the Premises and whose denominator is the total number of SFDC, Foundation, and Enterprise personnel generally making use of the Premises (such ratio to be referred to as the “Foundation and Enterprise Ratio”).

3. Utilities, Insurance and Similar Items of Facility Overhead. Neither the Foundation nor the Enterprise shall be required to reimburse SFDC for their share of SFDC’s utilities, insurance and similar items of facility overhead arising from the use of the Premises by the Foundation and the Enterprise. However, for tax and accounting purposes, the fair share of such utilities, insurance, and other items of overhead shall be calculated, from time to time and at SFDC’s discretion, by multiplying the total cost to SFDC of such items by the Foundation and Enterprise Ratio.

4. Furniture and Equipment. Neither the Foundation nor the Enterprise shall be required to reimburse SFDC for use of office furniture and equipment (including chairs, desks, phones, computers, printers, fax machines, copiers, and the like) in connection with their use of the Premises. However, for tax and accounting purposes, the fair share of expenses relating to such use shall be calculated, from time to time and at SFDC’s discretion, by multiplying the total cost to SFDC of use of such items by the Foundation and Enterprise Ratio. To the extent possible, the Foundation and the Enterprise shall each use their own fax machines and color printers.

5. Software. Neither the Foundation nor the Enterprise shall be required to reimburse SFDC for use of basic office productivity software (including Microsoft Office and Microsoft Outlook) licensed to SFDC. However, for tax and accounting purposes, the fair share of expenses related to the use of such software by the Foundation and the Enterprise shall be calculated, from time to time and at SFDC’s discretion, by multiplying the total cost to SFDC of use of such software by the Foundation and Enterprise Ratio. The Foundation and the Enterprise shall each be responsible for purchasing and maintaining any additional software they may need, including graphics and layout programs such as Adobe PhotoShop.

6. Internal Business Applications. Neither the Foundation nor the Enterprise shall be required to reimburse SFDC for use of business applications used by SFDC internally (including the 62 org, the Intranet and Workday). However, for tax and accounting purposes, the fair share of expenses related to the use of such business applications by the Foundation and the Enterprise shall be calculated, from time to time and at SFDC’s discretion, by multiplying the total cost to SFDC of use of such business applications by the Foundation and Enterprise Ratio. The Foundation and the Enterprise shall each be responsible for implementing and maintaining their own billing and collection systems.

7. Supplies and Miscellaneous Goods and Services. Neither the Foundation nor the Enterprise shall be required to reimburse SFDC for normal use of office supplies or other miscellaneous consumable goods and services, including supplies and expenses relating to incidental printing and mailing. The Foundation and the Enterprise shall each bear their own expenses for creating and distributing specialized marketing materials, mass mailings, and messenger and express delivery services.

8. Travel and Transportation. Each Party shall separately bear its own travel and transportation expenses. Expenses relating to travel or transportation by employees, contractors, or volunteers where work is performed on behalf of both parties shall be allocated to each Party in proportion to the hours of work performed on the trip by the traveler, for that Party, as compared to the total number of hours of work performed on the trip by the traveler.

9. Telecommunications. Neither the Foundation nor the Enterprise shall be required to reimburse SFDC for use of network and telecommunications equipment and facilities licensed or owned by SFDC, including networking equipment, software, bandwidth, ISP and hosting services, and the like. However, for tax and accounting purposes, the fair share of expenses relating to the use of such equipment and facilities by the Foundation and the Enterprise shall be calculated, from time to time and at SFDC’s discretion, by multiplying the total cost to SFDC of use of such equipment and facilities by the Foundation and Enterprise Ratio.

10. Tracking, Billing and Payment. SFDC shall be responsible for tracking, calculating, allocating, and billing any amounts that may be charged to the Foundation or the Enterprise under this Agreement.

11. Term and Termination. This Agreement shall continue until terminated by either party with thirty (30) days prior written notice.

12. Confidentiality.

(a) Definition of Confidential Information. As used herein, “Confidential Information” means all confidential information of a party hereunder (“Disclosing Party”) to which another party hereunder (a “Receiving Party”) may have access through the sharing of resources contemplated hereunder, whether such information is in oral, written or electronic form. Confidential Information shall include, without limitation, information and data concerning or being held for a party’s customers or employees (“Customer and Employee Data”). However, Confidential Information (other than Customer and Employee Data) shall not include any information that (i) is or becomes generally known to the public without breach of any obligation owed to the Disclosing Party, (ii) was known to the Receiving Party prior to its disclosure by the Disclosing Party without breach of any obligation owed to the Disclosing Party, (iii) is received from a third party without breach of any obligation owed to the Disclosing Party, or (iv) was independently developed by the Receiving Party.

(b) Protection of Confidential Information. Except as otherwise permitted in writing by the Disclosing Party, (i) the Receiving Party shall use the same degree of care that it uses to protect the confidentiality of its own confidential information of like kind (but in no event less than reasonable care) not to disclose or use any Confidential Information of the Disclosing Party for any purpose outside the scope of this Agreement, and (ii) the Receiving Party shall limit access to Confidential Information of the Disclosing Party to those of its employees, contractors and agents who need such access for purposes consistent with this Agreement and who have signed confidentiality agreements with the Receiving Party containing protections no less stringent than those herein.

(c) Protection of Customer and Employee Data. Without limiting the above, each party shall maintain appropriate administrative, physical, and technical safeguards for protection of the security, confidentiality and integrity of Customer and Employee Data.

(d) Compelled Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party if it is compelled by law to do so, provided the Receiving Party gives the Disclosing Party prior notice of such compelled disclosure (to the extent legally permitted) and reasonable assistance, at the Disclosing Party’s cost, if the Disclosing Party wishes to contest the disclosure. If the Receiving Party is compelled by law to disclose the Disclosing Party’s Confidential Information as part of a civil proceeding to which the Disclosing Party is a party, and the Disclosing Party is not contesting the disclosure, the Disclosing Party will reimburse the Receiving Party for its reasonable cost of compiling and providing secure access to such Confidential Information.

13. General.

(a) Governing Law. This Agreement shall be governed by the internal laws of the State of California.

(b) Entire Agreement. This Agreement represents the entire agreement of the parties with respect to its subject matter and supersedes any prior or contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SALESFORCE.COM, INC.

By:	/s/ David Schellhase
Name:	David Schellhase
Title:	SVP, General Counsel and Secretary

SALESFORCE.COM/FOUNDATION

By:	/s/ Suzanne DiBianca
Name:	Suzanne DiBianca
Title:	Executive Director

SALESFORCE.ORG

By:	/s/ Suzanne DiBianca
Name:	Suzanne DiBianca
Title:	President

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